EXHIBIT (12)(b)

PACIFICORP
STATEMENTS OF COMPUTATION OF RATIO
OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
	Years Ended December 31,			Years Ended		Six Months Ended
	1996	1997	1998	March 31, 2000	March 31, 2001	September 30, 2001
(In Millions of Dollars)

Fixed Charges, as defined:*
  Interest expense
  Estimated interest portion of
    rentals charged to expense
  Preferred dividends of
    wholly owned subsidiary

      Total fixed charges

  Preferred Stock Dividends, as defined:*

      Total fixed charges and
        preferred dividends

	$ 415.0 4.1 15.3 434.4 46.2 $ 480.6	$ 438.1 6.6 32.9 477.6 33.8 $ 511.4	$ 371.6 5.7 42.9 420.2 29.5 $ 449.7	$ 341.4 5.2 74.0 420.6 49.6 $ 470.2	$ 290.4 2.9 (29.6) 263.7 (18.8) $ 244.9	$107.4 7.0 24.5 138.9 15.3 $154.2

Earnings, as defined:*
  Income from continuing operations
  Add (deduct):
    Provision for income taxes
    Minority interest
    Undistributed (loss) income of
      less than 50% owned affiliates
    Fixed charges as above

      Total earnings

	$ 430.3 236.5 1.8 (18.2) 434.4 $1,084.8	$ 232.9 111.8 1.9 (11.1) 477.6 $ 813.1	$ 110.6 59.1 (0.7) 10.3 420.2 $ 599.5	$ 82.6 134.0 0.1 2.6 420.6 $ 639.9	$ (88.2) 180.4 0.1 1.4 263.7 $ 357.4	$134.1 98.1 - - 138.9 $371.1
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.3x	1.6x	1.3x	1.4x	1.5x	2.4x

*"Fixed charges" represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividend requirements of majority-owned subsidiaries. "Preferred Stock Dividends" represent preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.